Exhibit 10.13

August 30, 2013

Graham Cooper

17 Selborne Drive

Piedmont, CA 94611

Re:	Position on the Board of Directors of Celladon Corporation

Dear Graham:

It is my sincere pleasure, on behalf of Celladon Corporation (“Celladon”), to offer you a position on the Board of Directors (the “Board”) of Celladon, effective upon your formal acceptance of this offer by signing below. It is anticipated that you will serve as Chairman of the Audit Committee and a member of the Nominating & Governance Committee of the Board.

As compensation for your service on the Board, you will be granted a stock option under Celladon’s equity incentive plan to purchase shares representing 0.10% of Celladon’s fully diluted common stock outstanding as of the date of grant. Subject to your continued service on the Board, the stock option will be granted on the date of the Board’s receipt and approval of a 409A valuation of Celladon’s common stock as of September 30, 2013. The option would vest in equal annual installments over a three-year term commencing on the date of your acceptance of this offer, subject to your continued service to the Company.

In addition, on and after the date of the underwriting agreement between Celladon and the underwriters managing the initial public offering of Celladon’s common stock (the “IPO”), you would be entitled to receive the annual equity grants and cash fees provided to Celladon’s non-employee directors pursuant to Celladon’s non-employee director compensation policy as in effect from time to time. Please note that should the IPO occur, the stock option described above will serve as your initial grant under Celladon’s non-employee director compensation policy, except that if the stock option described above, after adjustment for any reverse stock split following the grant date, covers less shares than the initial grant under Celladon’s non-employee director compensation policy (20,000 shares), you will receive an initial grant under Celladon’s non-employee director compensation policy at the time of the IPO in an amount necessary so that immediately after such second grant, you hold options to purchase an aggregate of 20,000 shares of Celladon’s common stock. Celladon will also reimburse you for reasonable out-of-pocket travel expenses incurred in connection with your attendance at Board meetings.

If the terms of this letter are acceptable to you and you agree to serve on Celladon’s Board, please sign and date this letter below and return it to us via PDF or facsimile, retaining a copy for your records.

Very truly yours,

/s/ Krisztina Zsebo Krisztina Zsebo, Ph.D.
President, Chief Executive Officer and Director
Celladon Corporation

Accepted and agreed:

/s/ Graham Cooper
Graham Cooper

Date: 9/2/13